Exhibit 99.1

Zoës Kitchen Announces Fourth Quarter and Fiscal Year 2017 Results
PLANO, TX - (BUSINESS WIRE) - February 22, 2018 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and fifty-two weeks ended December 25, 2017.

Highlights for the twelve weeks ended December 25, 2017, as compared to the twelve weeks ended December 26, 2016:

•	Total revenue increased 15.2% to $71.4 million.

•	Comparable restaurant sales increased 0.3%.

•	Five new Company-owned restaurants opened.

•	Loss from operations increased 123.6% to $2.8 million

•	Restaurant contribution* increased 10.5% to $11.4 million.

•
Net loss was $2.9 million, or $0.15 per basic and diluted share, compared to net loss of $0.5 million, or $0.03 per basic and diluted share. Net loss for the twelve weeks ended December 25, 2017 included a $1.1 million benefit for income taxes inclusive of a $2.2 million benefit related to tax reform. Net loss for the twelve weeks ended December 26, 2016 included a $1.7 million benefit for income taxes.

•	Adjusted net loss* was $2.4 million, or $0.12 per diluted share, compared to adjusted net loss of $1.4 million or $0.07 per diluted share.

•	Adjusted EBITDA* decreased 3.8% to $2.9 million.

Highlights for the fifty-two weeks ended December 25, 2017, as compared to the fifty-two weeks ended December 26, 2016:

•	Total revenue increased 13.8% to $314.1 million.

•	Comparable restaurant sales decreased 2.0%.

•	39 new Company-owned restaurants opened.

•	Income from operations decreased 80.9% to $1.2 million

•	Restaurant contribution* increased 5.3% to $58.1 million.

•
Net loss was $2.0 million, or $0.10 per basic diluted share, compared to net income of $1.8 million, or $0.09 per basic and diluted share. Net loss for the fifty-two weeks ended December 25, 2017 included a $1.3 million benefit for income taxes inclusive of a $2.2 million benefit related to tax reform.

•	Adjusted net loss* was $1.9 million, or $0.10 per diluted share, compared to adjusted net income of $1.7 million or $0.08 per diluted share.

•	Adjusted EBITDA* decreased 0.4% to $25.0 million.

(*) Restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (loss) are non-GAAP measures. For reconciliations of restaurant contribution to income (loss) from operations; EBITDA, adjusted EBITDA and adjusted net income to GAAP net income (loss); and why the Company considers these non-GAAP measures useful, see the reconciliation of non-GAAP measures accompanying this release.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen, commented, “I continue to be very pleased with our team’s focus and discipline toward executing our initiatives, which resulted in improved operations and guest experience throughout the year, including our fourth quarter.  Seeing the positive impact of these initiatives on our business, I am confident that our strategy is on firm footing and that we are continuing to build a strong brand for long-term success.”

Miles continued, “Looking ahead to 2018, we are focused on several growth drivers that include new menu items and beverage innovation that will extend our leadership position in the Mediterranean category as well as drive growth in our dinner day part; investing in our digital platform and marketing to build deeper guest relationships and offer more convenience; and expanding our reach through off-premise catering and delivery channels. We believe these initiatives, along with reducing our development to 25 new locations and leveraging our expense management efficiencies, are the right steps to drive long-term shareholder value.”

Impact of Tax Reform
In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. The 2017 Tax Act also provides for the acceleration of depreciation for certain assets placed into service after September 27, 2017 as well as prospective changes beginning in 2018, including additional limitations on executive compensation and limitations on the deductibility of interest.

The company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent, resulting in a $2.2 million decrease in income tax expense for the year ended December 25, 2017 and a corresponding $2.2 million decrease in net deferred tax liabilities as of December 25, 2017.

Fourth Quarter 2017 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 15.2% to $71.4 million in the twelve weeks ended December 25, 2017, from $62.0 million in the twelve weeks ended December 26, 2016. Restaurant sales for the twelve weeks ended December 25, 2017 were $71.3 million, an increase of 15.2% from the twelve weeks ended December 26, 2016.

Comparable restaurant sales increased 0.3% during the twelve weeks ended December 25, 2017, consisting of a 1.6% decrease in transactions and product mix combined with a 1.9% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 186 restaurants as of December 25, 2017.

Restaurant contribution increased 10.5% to $11.4 million from $10.3 million in the twelve weeks ended December 25, 2017. As a percentage of restaurant sales, restaurant contribution margin decreased 60 basis points to 16.0% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to marketing costs.

Net loss for the twelve weeks ended December 25, 2017 was $2.9 million, or $0.15 per basic and diluted share, compared to net loss of $0.5 million, or $0.03 per basic and diluted share, for the twelve weeks ended December 26, 2016. Adjusted net loss was $2.4 million, or $0.12 per diluted share, for the twelve weeks ended December 25, 2017, compared to adjusted net loss of $1.4 million or $0.07 per diluted share, for the twelve weeks ended December 26, 2016.

2017 Fiscal Year to Date Financial Results
Total revenue increased 13.8% to $314.1 million in the fifty-two weeks ended December 25, 2017, from $276.0 million in the fifty-two weeks ended December 26, 2016. Restaurant sales for the fifty-two weeks ended December 25, 2017 were $313.9 million, an increase of 13.8% from $275.8 million in the fifty-two weeks ended December 26, 2016.

Comparable restaurant sales decreased 2.0% during the fifty-two weeks ended December 25, 2017, consisting of a 3.5% decrease in transactions and product mix combined with a 1.5% increase in price.

Restaurant contribution increased 5.3% to $58.1 million in the fifty-two weeks ended December 25, 2017, from $55.2 million in the fifty-two weeks ended December 26, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 150 basis points to 18.5% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to investments in store technology and marketing costs.

Net loss for the fifty-two weeks ended December 25, 2017 was $2.0 million, or $0.10 per basic and diluted share, compared to a net income of $1.8 million, or $0.09 per basic and diluted share, for the fifty-two weeks ended December 26, 2016. Adjusted net loss was $1.9 million, or $0.10 per diluted share, for the fifty-two weeks ended December 25, 2017, compared to adjusted net income of $1.7 million, or $0.08 per diluted share, for the fifty-two weeks ended December 26, 2016.

Development
The Company opened five new Company-owned restaurants during the twelve weeks ended December 25, 2017. As of December 25, 2017, there were 240 Company-owned restaurants and three franchised restaurants. As of February 22, 2018, the Company has opened six additional restaurants, bringing the total restaurant count to 249.

FY 2018 Outlook
The fiscal year ending December 31, 2018 includes a fifty-third week for the time frame of December 25, 2018 through December 31, 2018. The extra week will be included in our fourth quarter results. For the fifty-three weeks ending December 31, 2018, the Company currently expects the following:

•	Total revenue between $358 million and $368 million (includes $4.5 million for the fifty-third week)

•	Comparable restaurant sales growth of flat to 2.0% on a comparable fifty-two week basis

•	25 Company-owned restaurant openings

•	Restaurant contribution margin between 17.3% and 18.4% (includes a negative 20 bps impact due to the fifty-third week)

•	General and administrative expenses between 10.6% and 10.8% of total revenue, inclusive of $3.7 million of non-cash equity based compensation expense.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter 2017 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13676421. The replay will be available until Thursday, March 1, 2018.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the Investor Relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution, a non-GAAP measure, is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus loss from disposal of equipment, pre-opening costs, and casualty loss.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) plus the provision (benefit) for income taxes and casualty loss; less an estimated tax rate of 38%. Beginning in fiscal year 2018 we will use an estimated tax rate of 24% due to the impact of the Tax Cuts and Jobs Act.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks. Fiscal year 2018 is a fifty-three week year.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves, or fryers, grilling is the predominate method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With 249 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (loss) (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2017	December 26, 2016	December 25, 2017	December 26, 2016
Revenue:
Restaurant sales	$71,349	$61,941	$313,923	$275,756
Royalty fees	33	42	178	207
Total revenue	71,382	61,983	314,101	275,963
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	20,514	18,738	91,791	83,502
Labor	23,173	19,517	95,634	81,129
Store operating expenses	16,278	13,387	68,386	55,921
General and administrative expenses	8,521	7,330	33,353	30,358
Depreciation	4,696	3,680	18,404	14,453
Amortization	312	366	1,479	1,606
Pre-opening costs	435	308	2,264	2,214
Casualty loss	82	—	215	—
Loss (gain) from disposal of equipment	211	(73)	1,350	355
Total operating expenses	74,222	63,253	312,876	269,538
Income (loss) from operations	(2,840)	(1,270)	1,225	6,425
Other income and expenses:
Interest expense, net	1,157	949	4,636	3,848
Other income	(20)	(20)	(90)	(87)
Total other income and expenses	1,137	929	4,546	3,761
Income (loss) before provision for income taxes	(3,977)	(2,199)	(3,321)	2,664
Provision (benefit) for income taxes	(1,118)	(1,698)	(1,330)	861
Net income (loss)	$(2,859)	$(501)	$(1,991)	$1,803

Earnings per share:
Basic	$(0.15)	$(0.03)	$(0.10)	$0.09
Diluted	$(0.15)	$(0.03)	$(0.10)	$0.09
Weighted average shares of common stock outstanding:
Basic	19,490,383	19,460,467	19,484,111	19,434,622
Diluted	19,490,383	19,460,467	19,484,111	19,586,447

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2017	December 26, 2016	December 25, 2017	December 26, 2016
Revenue:
Restaurant sales	100.0%	99.9%	99.9%	99.9%
Royalty fees	0.0%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization)(1):
Cost of sales	28.8%	30.3%	29.2%	30.3%
Labor	32.5%	31.5%	30.5%	29.4%
Store operating expenses	22.8%	21.6%	21.8%	20.3%
General and administrative expenses	11.9%	11.8%	10.6%	11.0%
Depreciation	6.6%	5.9%	5.9%	5.2%
Amortization	0.4%	0.6%	0.5%	0.6%
Pre-opening costs	0.6%	0.5%	0.7%	0.8%
Casualty loss	0.1%	—	0.1%	—
Loss (gain) from disposal of equipment	0.3%	(0.1)%	0.4%	0.1%
Total operating expenses	104.0%	102.0%	99.6%	97.7%
Income (loss) from operations	(4.0)%	(2.0)%	0.4%	2.3%
Other income and expenses:
Interest expense, net	1.6%	1.5%	1.5%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.6%	1.5%	1.4%	1.4%
Income (loss) before provision for income taxes	(5.6)%	(3.5)%	(1.1)%	1.0%
Provision (benefit) for income taxes	(1.6)%	(2.7)%	(0.4)%	0.3%
Net income (loss)	(4.0)%	(0.8)%	(0.6)%	0.7%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	December 25, 2017	December 26, 2016
Balance Sheet Data:
Cash and cash equivalents	$2,276	$5,493
Total assets	240,522	215,219
Total debt (1)	45,758	29,913
Total liabilities	109,443	85,253
Total stockholders' equity	131,079	129,966

(1) Includes $33.2 million and $29.8 million of deemed landlord financing as of December 25, 2017 and December 26, 2016, respectively.

	Quarter Ended
	December 25, 2017	October 2, 2017	July 10, 2017	April 17, 2017	December 26, 2016
Selected Operating Data:
Company-owned restaurants at end of period	240	235	224	211	201
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales growth	0.3%	(0.5)%	(3.8)%	(3.3)%	0.7%
Units in the comparable base	186	178	169	161	150

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Income from Operations to Restaurant Contribution (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2017	December 26, 2016	December 25, 2017	December 26, 2016

Restaurant Contribution:
Income (loss) from operations	$(2,840)	$(1,270)	$1,225	$6,425
Less:
Royalty fees	33	42	178	207
Add:
General and administrative expenses	8,521	7,330	33,353	30,358
Depreciation and amortization	5,008	4,046	19,883	16,059
Pre-opening costs(1)	435	308	2,264	2,214
Casualty loss(2)	82	—	215	—
Loss (gain) from disposal of equipment	211	(73)	1,350	355
Restaurant Contribution	$11,384	$10,299	$58,112	$55,204

Total revenue	$71,382	$61,983	$314,101	$275,963
Less: Royalty fees	33	42	178	207
Restaurant sales	$71,349	$61,941	$313,923	$275,756

Restaurant contribution margin	16.0%	16.6%	18.5%	20.0%

(1) Represent expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(2) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma, respectively.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2017	December 26, 2016	December 25, 2017	December 26, 2016
Adjusted EBITDA:
Net income (loss), as reported	$(2,859)	$(501)	$(1,991)	$1,803
Depreciation and amortization	5,008	4,046	19,883	16,059
Interest expense, net	1,157	949	4,636	3,848
Provision (benefit) for income taxes	(1,118)	(1,698)	(1,330)	861
EBITDA	2,188	2,796	21,198	22,571
Asset disposals(1)	211	(73)	1,350	355
Pre-opening costs (2)	435	308	2,264	2,214
Casualty loss (3)	82	—	215	—
Adjusted EBITDA	$2,916	$3,031	$25,027	$25,140

(1) Represents costs related to loss (gain) on disposal of equipment.
(2) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(3) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma, respectively.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 25, 2017	December 26, 2016	December 25, 2017	December 26, 2016
Adjusted net income (loss):
Net income (loss), as reported	$(2,859)	$(501)	$(1,991)	$1,803
Casualty loss (1)	82	—	215	—
Provision (benefit) for income taxes (2)	(1,118)	(1,698)	(1,330)	861
Pre-tax Adjusted net income (loss)	(3,895)	(2,199)	(3,106)	2,664
Estimated tax provision (benefit) (2)	(1,480)	(836)	(1,180)	1,012
Adjusted net income (loss)	$(2,415)	$(1,363)	$(1,926)	$1,652

Adjusted earnings per share:
Basic	$(0.12)	$(0.07)	$(0.10)	$0.09
Diluted	$(0.12)	$(0.07)	$(0.10)	$0.08
Weighted average shares outstanding:
Basic	19,490,383	19,460,467	19,484,111	19,434,622
Diluted	19,490,383	19,460,467	19,484,111	19,586,447

(1) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma, respectively.
(2) For comparability, the provision for taxes is added back to arrive at pre-tax adjusted net loss; then an estimated 38% tax rate is applied to arrive at adjusted net income.